EXHIBIT 99.1

For Immediate Release

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES APPOINTMENT OF
NEW CHIEF FINANCIAL OFFICER AND AN INCREASE IN THE
QUARTERLY CASH DIVIDEND TO $.07 PER SHARE

SHREVEPORT, La — July 9, 2014 — Home Federal Bancorp, Inc. of Louisiana (the “Company”) (NASDAQ: HFBL) the holding company for Home Federal Bank (“Home Federal” or “HFB”), today announced the appointment of Glen Brown, CPA as Senior Vice President and Chief Financial Officer of the Company and Home Federal.  Mr. Brown brings 37 years of banking experience to HFB and public company reporting experience to the Company.  Most recently, he served 17 years as Vice President and Controller for Teche Federal Bank in New Iberia, Louisiana (“Teche”) the wholly owned subsidiary of Teche Holding Company. Prior to joining Teche, Mr. Brown spent 19 years in various accounting and finance roles with First Federal Bank in Lake Charles, Louisiana.

“Glen’s extensive background in the banking industry makes him a great addition to the HFB team.  In his prior roles, Glen has been a key member in implementing a community bank strategy for large thrifts in Louisiana.  We are excited to have someone with Glen’s experience to provide the guidance we need to handle the current and future growth of the Company,” said James R. Barlow, HFB President and Chief Executive Officer.

As part of the on-going transition plan reported in December 2012, the Company’s long-time Executive Vice President and CFO, Clyde Patterson will assist Mr. Brown in the transition and continue as Treasurer of the Company until retirement which is targeted for December 31, 2017.  Mr. Barlow added, “Clyde has served Home Federal for 50 years in various roles, including as a director of HFB and the Company.  His leadership during HFB’s transition to a publicly traded company has been a large part of our success.  I look forward to working with Clyde in his new role.”

“I am honored to have served Home Federal for many years,” said Mr. Patterson.  “Home Federal has been a large part of the Shreveport / Bossier community for 90 years and I hope my tenure with Home Federal has provided a strong platform to support HFB’s continued growth and success.  I look forward to working with Glen as he takes on the CFO role to help ensure a smooth transition for the Company.”

The Company also announced today that its Board of Directors at their meeting on July 9, 2014, declared an increase of 17% in the quarterly cash dividend to $.07 per share on the Company’s common stock. The dividend is payable on August 4, 2014, to the shareholders of record at the close of business on July 21, 2014.

“The increase in our dividend reflects our continued commitment to creating value for our shareholders and confidence in the financial strength and long-term prospects for the Company,” said James R. Barlow, President and Chief Operating Officer of the Company.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one commercial lending agency office in northwest Louisiana. HFB is a full-service community bank committed to providing an unparalleled level of personal service while helping customers meet all their financial needs. Additional information is available at www.hfbla.com

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

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Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, President and Chief Operating Officer Dawn F. Williams, Vice President 318.841.1170